UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 28, 2019

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common	AMPE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on June 2, 2017 the Company entered into a securities purchase agreement with certain investors pursuant to which the Company agreed, among other things, to sell an aggregate of 10,990,245 shares of Common Stock and to issue warrants (the “2017 Warrants”) to purchase up to 10,990,245 shares of Common Stock to such investors.  On October 28, 2019, the Company and certain holders of the 2017 Warrants entered into Warrant Exercise Agreements (the "2017 Warrant Exercise Agreements") to reduce the exercise price of the 2017 Warrants from $0.76 to $0.215 per share (the “2017 Reduced Exercise Price”) in consideration for the exercise in full of the 2017 Warrants by such holders.

Also, as previously reported, on August 13, 2018 the Company entered into a securities purchase agreement with certain investors pursuant to which the Company agreed, among other things, to sell an aggregate of 20,000,000 shares of Common Stock and to issue warrants (the “2018 Warrants”) to purchase up to 20,000,000 shares of Common Stock to such investors in a registered offering.  On October 28, 2019, the Company and certain holders of the 2018 Warrants entered into Warrant Exercise Agreement (the “2018 Warrant Exercise Agreements” and collectively with the 2017 Warrant Exercise Agreements, the “Exercise Agreements”) to reduce the exercise price of the 2018 Warrants from $0.40 to $0.215 per share (the “2018 Reduced Exercise Price”) in consideration for the exercise in full of the 2018 Warrants by such holders.

The Company entered into Exercise Agreements with holders holding, cumulatively, 2017 and 2018 Warrants exercisable for 16,391,667 shares of Common Stock, which shares are being sold pursuant to the Company's registration statement on Form S-3 (File No. 333-217094) declared effective on April 20, 2017, including the prospectus supplement dated July 2, 2017 and August 10, 2018 regarding the 2017 Warrants and the 2018 Warrants, respectively. Pursuant to the Exercise Agreements, the exercising holders and the Company agreed that the exercising holders would exercise their Warrants with respect to 16,391,667 shares of Common Stock underlying such Warrants.  The Company has agreed not to issue or sell any shares of Common Stock or equivalent securities for a period of 30 trading days from the date of the Exercise Agreements, subject to certain customary exceptions.

The Company expects to receive aggregate gross proceeds of approximately $3.5 million from the exercise of the Warrants by the exercising holders. In addition, the exercise will result in the reduction of warrants to purchase Common Stock of the Company by approximately 70% and is not dilutive to existing security holders of the Company calculated on a fully diluted basis for outstanding warrants. The Company engaged ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”) to advise the Company in connection with the Exercise Agreements. ThinkEquity will be entitled to a fee equal to 7% of the gross proceeds from the exercise of the Warrants by the Exercising Holders and reimbursement of expenses of up to $20,000 in aggregate.

The descriptions of the Exercise Agreement set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Exercise Agreement, attached hereto as Exhibit 10.1.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Form of Warrant Exercise Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Michael Macaluso
Michael Macaluso
Chief Executive Officer

Dated: October 28, 2019